AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS


  THIS AGREEMENT is made as of this 8th day of August, 1996, by and between Dahlstrom Industries, Inc., an Illinois corporation located at 9508 Winona Avenue, Schiller Park, Illinois 60176 ("Seller"), and Formtek, Inc., a Delaware corporation with offices located at 260 North Elm Street, Westfield, MA 01085 ("Purchaser").

                                   RECITALS

A. Seller is the owner of certain assets including real property, machinery, equipment, and other tangible personal property, inventory, work-in-process, rights under agreements, accounts or notes receivable, intellectual property, permits, goodwill and other books, records, information and materials required or appropriate for the continued operation of that certain business that manufactures and sells machinery and equipment for roll forming, cutting-to-length, and wing forming, Gripall material handling, automated metal fabricating systems and the repair and service parts related thereof (the "Dahlstrom Business").

B. Seller desires and intends to sell and transfer the assets and certain liabilities associated with the Dahlstrom Business of Seller to Purchaser at the price and on the terms and conditions hereinafter set forth.

C. Purchaser desires and intends to purchase the assets and assume certain liabilities of Seller associated with the Dahlstrom Business at the price and on the terms and conditions hereinafter set forth.

                           AGREEMENTS

NOW, THEREFORE, in consideration of the terms hereof, the parties hereto, intending to be legally bound hereby, agree as follows:

1.  Purchase and Sale of Assets

    1.1 The Assets. Upon the closing of the transactions contemplated under this Agreement on August 30, 1996, or such other date as mutually agreed by the parties (the "Closing Date"), and subject to the terms and conditions contained in this Agreement, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free and clear of all liens, encumbrances, restrictions and adverse charges of any nature whatsoever, except as may be permitted by Section 7.7, all of the assets, rights, interests, properties and goodwill of every nature whatsoever, tangible or intangible and wheresoever situated, required or appropriate for the continued operation of the Dahlstrom Business which is further defined as the manufacture, application, design, development, engineering, distribution and sale of various models and types of machinery and equipment for the feeding, straightening, forming, bending, notching, welding, stacking, and other activities involved in automated fabricating systems, and the parts and accessories related thereto set forth by model number in Schedule 1.1 attached hereto. The assets, rights, interests, properties and goodwill sold, transferred, conveyed, assigned and delivered by Seller to Purchaser hereunder (collectively, the "Assets") shall include, but shall not be limited to the following:

         1.1.1 Machinery & Equipment. All of the machinery, equipment, office equipment, furniture, furnishings, fixtures, jigs, dies, tooling, patterns, tooling fixtures, trucks, motor vehicles and all other fixed tangible assets of Seller used in the Dahlstrom Business identified in Schedule 1.1.1 attached hereto (the "Machinery & Equipment"), together with any rights of Seller to all warranties, if any, and to the extent assignable, received from the manufacturers and sellers of such items;

         1.1.2 Inventory. All saleable, usable, undamaged, non-obsolete and non-slow-moving inventory of Seller relating to the Dahlstrom Business including raw materials, work-in-process, and finished goods (the "Inventory") to be physically counted by the parties on August 30, 1996, (and thereafter as necessary until the count is completed), listed, valued and attached to this Agreement thereafter as Schedule 1.1.2;

         1.1.3 Material Agreements. Subject to required consents by third parties, all right, title and interest of Seller in, to and under those certain executory contracts (including the right to the return of any and all deposits), contract rights and agreements including sales purchase orders to provide equipment, repair parts and services to the customers of Seller, sales representative agreements, leases of personal property, licenses, service and maintenance agreements, vendor purchase orders, and other agreements related to the ownership or operation of the Dahlstrom Business expressly identified and listed by Purchaser and copies of which agreements are attached as exhibits in
Schedule 1.1.3 attached hereto (the "Material Agreements");

         1.1.4 Intellectual Property. All patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights and copyright applications, and licenses with respect to any of the foregoing, all inventions, inventor's notes, discoveries, trade secrets, ideas, proprietary processes and formulae, whether patentable or not, improvements, engineering drawings, computer-assisted design and manufacturing data, bills of material, designs and specifications (including design choices), computer software and laboratory certifications, proprietary and trade rights and data, ideas and know-how, whether patentable or not, and all shop rights, manufacturing data, licenses, and other intellectual property and all correspondence related thereto of Seller that are used or could be used in the Dahlstrom Business (all of which are hereinafter collectively referred to as the "Intellectual Property");

         1.1.5 Receivables. All cash, accounts or notes receivable, prepaid expenses and contract rights of Seller as of the Closing Date, including those identified in Schedule 1.1.5 attached hereto (the "Receivables");

         1.1.6 Real Property. The improved real estate commonly known as 9508 Winona Avenue, Schiller Park, Illinois and legally described as set forth in Schedule 1.1.6 attached hereto (the
"Real Property");

         1.1.7 Permits. All of Seller's right, title and interest in and to any and all permits, licenses, authorizations, certifications, consents, orders, registrations and approvals of any federal, state or local governmental entity or certifying or regulatory agency or authority required of Seller or otherwise necessary or advisable for the operation of the Dahlstrom Business as set forth on Schedule 1.1.7 attached hereto (the "Permits") to the extent the same are transferable or assignable to Purchaser;

         1.1.8 Books and Records. All of Seller's right, title and interest in or to all books of account, records, files and invoices, including but not limited to technical and scientific literature, all invoice files kept by serial number, model or customer and correspondence related thereto, all production data, testing data, equipment maintenance data, employee files, payroll information system, accounting records, inventory records, purchasing records, engineering records, sales and sales promotional data, advertising materials, customer lists and customer data, cost and pricing information, supplier and vendor lists, installation and maintenance manuals, business plans, supply reference catalogs and any other records and data used in connection with the Dahlstrom Business (whether in computer software, data or any other form) (the
"Books and Records") other than the corporate minute book and records of shareholder and director action by Seller; and

         1.1.9 Goodwill. The goodwill associated with the Dahlstrom Business (the "Goodwill").

    1.2 Conveyance of Assets. The sale, transfer, conveyance, assignment and delivery of the Assets provided for in this Article 1 shall be made by the following documentation as appropriate (i) a duly executed bill of sale, evidencing the warranty provisions of this Agreement, and substantially in the form of Exhibit 1.2A attached hereto (the "Bill of Sale"), (ii) a duly executed statutory warranty deed transferring the Real Property substantially in the form of Exhibit 1.2B attached hereto (the "Deed") and (iii) such other good and sufficient instruments of conveyance and transfer as shall be reasonably necessary to vest in Purchaser as of the Closing Date full title to the Assets being sold, transferred, conveyed, assigned and delivered hereunder.

    1.3 Off-Site Assets. All tangible Assets held at any location other than the facility of Seller are described at the Closing Date will be set forth in
Schedule 1.3 attached to this Agreement at Closing which schedule includes a description of each of such assets, its type, the name and address of the vendor or customer holding such assets and, if such asset is held pursuant to an agreement, a copy or description of such agreement is attached as an exhibit to the schedule.

2.  Excluded Assets.  The assets excluded from this Agreement
(the "Excluded Assets") are set forth in Schedule 2.0 attached hereto ("Excluded Assets").

3.  Purchase Price

    3.1 Purchase Price. The purchase price payable to Seller under this Agreement for the Assets by Purchaser shall be Two Million One Hundred Thousand and 00/100 Dollars ($2,100,000.00) (the "Purchase Price"), subject to the net worth adjustment set forth in Section 3.2 of this Agreement.

    3.2 Net Worth Adjustment of Purchase Price. The Purchase Price shall be adjusted dollar-for-dollar for any reduction in, or increase in, the net worth of Seller between (i) the net worth amount of One Million Six Hundred Sixty-six Thousand Four Hundred Forty-three and 00/100ths Dollars ($1,666,443.00) (the "Net Worth Target") and (ii) the net worth of Seller as at the Closing Date as determined in accordance with the principles set forth hereinafter (the "Net Worth Determination").

         3.2.1 Within 20 days after the Closing Date, or such other time period as agreed by the parties, Purchaser and Seller shall use their best efforts to value the physical count of the Inventory to be taken immediately after the Closing Date. Within thirty (30) days after the Closing Date, Purchaser and Seller shall work together making such personnel and records available as necessary to complete a balance sheet for Seller as at the Closing Date and to finalize the Net Worth Determination in good faith at their earliest convenience based upon the principles and standards set forth in Section 3.2.2, the representations and warranties set forth in Sections 7.4, 7.5, 7.12 and 7.15 of the Agreement and the covenants of Seller set forth in Sections 10.4, 10.5.2, 10.6, 10.10 and 22.8 of this Agreement. The final Net Worth Determination and the calculation of the adjustments to the Purchase Price, subject to such offsets by Purchaser against amounts payable by Seller to Purchaser under
Article 16 hereof, if any, shall be set forth in a memorandum of understanding prepared and executed by the authorized representative of each of the parties and delivered to the Escrow Agent (as defined below) (the "Memorandum of Understanding") who then shall make the appropriate disbursements. Any additional amount due and owing to Seller pursuant to the Net Worth Determination shall be paid in cash by wire transfer or other immediately available funds to Seller within ten (10) business days of the execution of the Memorandum of Understanding.

         3.2.2 For purposes of the Net Worth Determination under this Agreement, the following shall apply:

                (A) The actual assets and liabilities of Seller shall be calculated as at the Closing Date in accordance with generally accepted accounting principles ("GAAP") consistently applied, except to the extent that other provisions of this Section 3.2 provide otherwise;

               (B) The Real Property, Intellectual Property and Machinery & Equipment by agreement of the parties shall be valued at One Million Seven Hundred Twenty-five Thousand Four Hundred Eighty-Two and 00/100ths Dollars ($1,725,482.00);

                (C) The Inventory as counted at the Closing Date shall be valued as set forth in Section 7.15 of this Agreement;
                 (D) The value of the Receivables shall be valued as set forth in Section 7.12 of this Agreement; and

                 (E) The liabilities of Seller shall be those that are expressly assumed by Purchaser pursuant to Article 5 of this Agreement.

    3.3 Payment of Purchase Price. On the Closing Date, Purchaser shall deliver in cash by wire transfer or other immediately available funds (a) to Seller the amount of One Million Three Hundred Thousand and 00/100ths Dollars ($1,300,000.00) and (b) to Escrow Agent the amount of Three Hundred Thousand and 00/100ths Dollars ($300,000.00) (the "Short-Term Escrow Amount") and (c) to Escrow Agent the amount of Five Hundred Thousand and 00/100ths Dollars ($500,000.00) (the "Long-term Escrow Amount").

    3.4 Escrow and Disbursement Agreements. The Short-Term Escrow Amount shall be received, held and disbursed according to the terms and conditions of an escrow and disbursement agreement substantially in the form of Exhibit 3.4A attached hereto (the "Short-term Escrow Agreement") among Seller, Purchaser and Chicago Title Insurance Company (the "Escrow Agent"). The Long-term Escrow Amount shall be received, held and disbursed according to the terms and conditions of an escrow and disbursement agreement substantially in the form of
Exhibit 3.4B attached hereto (the "Long-term Escrow Agreement") among Seller, Purchaser and Escrow Agent.

4. Allocation of Purchase Price. The Purchase Price shall be allocated by the parties hereto among the Assets as set forth in a memorandum of allocation delivered on the Closing Date substantially in the form attached hereto as
Exhibit 4.0 (the "Memorandum of Allocation"). Notwithstanding any allocation by the parties, Purchaser has agreed to purchase and Seller has agreed to sell the Assets, and the allocation is not intended and shall not be deemed to constitute an agreement between the parties to transfer less than all of the Assets. Furthermore, such allocation has been made solely to ascribe fair value to the Assets and any benefits deriving therefrom shall not inure to any other third party.

5.  Assumption of Liabilities

    Upon the Closing Date, Purchaser shall assume or discharge the following liabilities of Seller:

    5.1 Assumed Liabilities. Those trade accounts payables, customer deposits, that certain secured bank debt and other obligations of Seller as specifically set forth by Purchaser in
Schedule 5.1 attached hereto as they exist as of the Closing
Date; and

     5.2 Assumption of Material Agreements. The obligations and liabilities of Seller with respect to the assignment to Purchaser of the Material Agreements described in Section 1.1.3 and listed on Schedule 1.1.3.

     5.3 Limits on Assumption. Except for the assumptions or discharges of liabilities described in Sections 5.1 and 5.2, Purchaser shall not assume (a) other liabilities, obligations and commitments of Seller, whether fixed or contingent, legal or equitable, mature or inchoate, written or oral, express or implied, known or unknown, including, but not limited to those related to taxes, employment practices, employee benefits and pensions, implied warranties, products or professional liability, and environmental, health and safety obligations all as related to, arising from or in connection with the Dahlstrom Business for products manufactured and services performed on or before the Closing Date and (b) those liabilities, obligations and commitments of Seller that arise after the Closing Date, and the indemnification provisions contained in Article 16 of this Agreement shall apply to any liability of Seller which is not assumed by Purchaser and which is asserted or claimed by any person against Purchaser.

     5.4 Assignment of Contracts and Rights. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any particular Material Agreement or any claim, contract, license, lease, commitment, sales order, purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of Purchaser or Seller thereunder. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Seller thereunder so that the Purchaser would not in fact receive all such rights, Purchaser and Seller will cooperate with each other in any arrangement designed to provide for Purchaser the benefits of, and to permit Purchaser to assume, insofar as expressly set forth herein, the stated liabilities under the particular Material Agreement(s) including enforcement at the request and expense and for the benefit of Purchaser of any and all rights of Seller against a third party thereto arising out of the breach or cancellation thereof by such third party or otherwise. Any transfer or assignment to Purchaser by Seller of any property or property rights or any contract or agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

6.  Covenant Against Competition

    6.1 Covenant Not to Compete. Seller covenants and agrees that neither it nor its affiliates shall at any time within the three (3) year period immediately following the Closing Date (a) compete, directly or indirectly, with Purchaser or (b) have any ownership interest in any firm, corporation, partnership, proprietorship or other business that engages with third parties in the activities now engaged in and in the territory served by the Dahlstrom Business, so long as Purchaser or any affiliate or successor thereof, remains engaged in the Dahlstrom Business; provided, however, that Seller may own, directly or indirectly, solely as an investment, securities, or any entity which are publicly traded if Seller does not, directly or indirectly, own five percent (5%) or more of any class of securities of any such competitive entity.

    6.2 Remedies. Without waiving the Purchaser's rights to monetary damages, all parties to this Agreement acknowledge that the breach of the obligations contained in this Article 6 would result in substantial but indeterminable harm to Purchaser, that the restraints imposed are reasonable, that there is no adequate remedy at law for a breach of such obligations, and that therefore injunctive relief, specific performance or other equitable remedies are appropriate to enforce the obligations undertaken in this Article 6. In the event that a court finds that the term, territory, or scope of this Article 6 is too broad to be enforceable, Seller and Purchaser further agree that a reformation of the terms of this Article 6 is appropriate and should be undertaken by the court in order to protect the value of the Assets being conveyed pursuant to this Agreement as a going concern, and to provide for the enforceability of the obligations contained in this Article 6 to the fullest extent allowed by law and equity.

7.  Representations and Warranties of Seller

    Seller represents and warrants to Purchaser as of the Closing Date as follows:

    7.1 Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and Seller knows of no violation of the requirement for good standing in any other jurisdiction in which it is required to be qualified to carry on the Dahlstrom Business. Seller has full corporate power and authority to carry on the Dahlstrom Business as now being conducted.

    7.2 Due Authorization and Enforceability. Seller has full corporate power and authority to execute and deliver this Agreement and the Bill of Sale, the Deed, the Short-term Escrow Agreement, the Long-term Escrow Agreement, the Memorandum of Allocation, the Noncompetition Agreement, and the other documents, instruments and agreements to which it is a party that are to be delivered upon the Closing Date (collectively, the "Related Agreements"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by Seller and the consummation of the transactions contemplated hereby and thereby has been duly authorized by all necessary corporate actions, including votes of the directors of Seller and of the shareholders of Seller, and no other corporate action or proceeding on the part of Seller is necessary to authorize the execution and delivery of this Agreement or the Related Agreements or the consummation by Seller of the transactions contemplated hereby or thereby. This Agreement and the Related Agreements have been duly executed and delivered by Seller, and are legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

    7.3 No Conflicts. Neither the execution and delivery of this Agreement or the Related Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or violate any provision of the Articles of Incorporation, Bylaws or other Charter documents of Seller, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to the Dahlstrom Business or by which any of the Assets are bound or affected or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of any security interest, lien, charge or encumbrance on any of the Assets pursuant to any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, permit, license, franchise, lease, contract or other instrument or obligation to which Seller is a party or by which any of the Assets are bound or affected; except those Liens permitted by Section 7.7 of this Agreement and in the case of (ii) or (iii) above, for such conflicts, violations, breaches, defaults, terminations, cancellations and accelerations which in the aggregate will not have a material adverse effect on the Dahlstrom Business.

    7.4 Financial Statements. Attached hereto as Schedule 7.4 are the balance sheets of Seller of the fiscal year ended December 31, 1995, and as of the interim period ended June 30, 1996, and the related statements of income and changes in financial position, for the respective fiscal year and interim period then ended and the Financial Condition Summary dated July 10, 1996 (all of the foregoing referred to above in this Section 7.4 are herein collectively referred to as the "Seller Financial Statements"). The Seller Financial Statements fairly present the assets, liabilities and financial position of Seller as of the respective dates set forth therein and the results of operations and changes in financial position of Seller for the respective periods set forth therein; the Seller Financial Statements have been prepared in each case in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved.

    7.5 No Material Changes. Since December 31, 1995, to the date hereof, and at the Closing Date, (i) there have been no changes in the Assets or the liabilities (actual or contingent) of Seller or in the nature and prospects of the Dahlstrom Business or its condition (financial or otherwise) which have in the aggregate been material and adverse to the Dahlstrom Business, and, (ii) Seller has operated the Dahlstrom Business in the ordinary course and consistent with past practice.

    7.6 All Necessary Assets. The Assets (including the Machinery & Equipment, Inventory, Material Agreements, Intellectual Property, Receivables, Real Property, Permits, Books and Records and Goodwill) being sold, transferred, conveyed, assigned and delivered by Seller under this Agreement constitute all of the assets used by Seller in the conduct of the Dahlstrom Business.

    7.7 Title to Assets. Seller warrants that Seller has good and marketable title to the Assets transferred hereunder and, upon consummation of the transactions contemplated by this Agreement, including execution and delivery of the Bill of Sale, the Deed or other instruments of transfer, Purchaser will acquire title to the Assets, free and clear of all mortgages, pledges, liens, security interests, assignments, conditional sales agreements, encumbrances, claims or charges of any kind ("Liens"), except for (i) Liens created by Purchaser and, (ii) Liens set forth on Schedule 7.7 which Purchaser shall assume at the Closing Date. At the Closing Date, none of the Assets will be subject to any commitment or other arrangement for its sale or use by third parties except under Material Agreements disclosed in Schedule 1.1.3.

    7.8 Condition of Assets. The Machinery & Equipment included in the Assets set forth in Schedule 1.1.1 are in good operating condition and repair, ordinary wear and tear excepted, and are reasonably satisfactory for the purposes for which the Assets are being used, and are capable of being used to carry on the Dahlstrom Business.

    7.9 Compliance with Laws. The operation of the Dahlstrom Business and the use of the Assets comply in all material respects with all applicable laws, ordinances, rules, decrees, orders and regulations, including federal and state and local environmental laws and rules and laws related to employment, benefits, and pensions (collectively the "Laws"), except for such failures to comply which in the aggregate will not have a material adverse effect on the Assets or Dahlstrom Business. Seller has obtained all necessary permits, licenses, certificates, exemptions, orders and approvals and has filed all required notices with federal, state and local governmental bodies that are required by applicable law for the use of the Assets and in order to conduct the Dahlstrom Business as presently conducted, all of which are valid and effective on the date of this Agreement and will be valid at the Closing Date, and all payments, fees and costs thereof have been paid in full to the date of this Agreement and will be paid in full at the Closing Date. Seller has not received notice of any violations of any Laws or regulations or any covenants or contracts with respect to the Dahlstrom Business or any of the Assets, and to Seller's knowledge, no such notice of violations is pending or has been threatened.

    7.10 Absence of Litigation. There are no judgments or other judicial or administrative orders outstanding against Seller, nor is there any action, suit or proceeding at law or in equity or by or before any governmental or administrative instrumentality or other agency now pending or, to the knowledge of Seller, threatened against or affecting Seller, the Assets or any of Seller's property or rights which, if adversely determined, might materially impair the right or ability of Seller to carry on the Dahlstrom Business as it is now conducted or as proposed to be conducted by Purchaser or would materially adversely affect the financial condition of Seller. A true, correct and complete list of all suits or proceedings at law, in equity or by or before any governmental or administrative instrumentality or other agency and other litigation (whether material or not) pending or threatened against Seller, or settled within the last five (5) years is attached hereto as Schedule 7.10. Seller is not in default in any material respect under any applicable statute, rule, order, certificate or regulation of any governmental authority having jurisdiction over it. Seller has conducted the Dahlstrom Business in such a manner so that there have been no breaches of express warranty on the part of Seller.

    7.11 Material Agreements. Schedule 1.1.3 is an accurate and complete list of all of Seller's Material Agreements of any kind as to which the rights and/or obligations of which are being assumed or discharged by Purchaser. There are no other Material Agreements being assumed by Purchaser. Each of the Material Agreements is valid and effective in accordance with its terms. True and correct copies of the Material Agreements have been supplied to Purchaser by Seller, appropriately identified in order that such Material Agreements can be identified and attached in Schedule 1.1.3. At the Closing Date, all consents to the assumptions of the obligations of Seller by Purchaser under the Material Agreements will have been obtained by Seller. All other executory contract rights or obligations of Seller related to the Dahlstrom Business, not listed on
Schedule  1.1.3 and  therefore  not being  assumed by  Purchaser,  are listed in
Schedule 7.11. No party to any of the Material Agreements (including Seller) is in material default thereunder and no event has occurred which with the passage of time or the giving of notice or both would constitute a material default under any of the Material Agreements.


    7.12  Receivables.  The Receivables  being conveyed  hereunder and listed in
Schedule 1.1.5, will, at the Closing Date, be owned by Seller, free and clear of all claims, encumbrances, credits, backcharges, counterclaims, setoffs and deductions, and are not subject to additional requirements of performance by Seller, and such Receivables have not been billed or collected for a greater percentage of the work done or materials supplied than has actually been performed or supplied by Seller. At the Closing Date Seller and Purchaser shall establish a reasonable reserve for bad debts against the Receivables for purposes of the Net Worth Determination. Seller guarantees to Purchaser that the Receivables shall be collected by Purchaser.

    7.13 Intellectual Property. Seller owns or possesses and will have conveyed to Purchaser at the Closing Date all Intellectual Property used in the Dahlstrom Business, and the Intellectual Property does not, to the best knowledge of Seller, infringe any patent or other rights owned by others, nor has Seller received any notice of conflict thereof with the asserted rights of others.

    7.14 Related Party Agreements. No affiliate, officer or director of Seller or any related person has, directly or indirectly, entered into any transaction with Seller relating to the Dahlstrom Business. For purposes of this Agreement, the term "related person" shall mean and include any person related to any affiliate, officer or director of Seller by blood or by marriage, or any corporation, partnership, proprietorship, trust or other entity in which any officer or director of Seller (or any spouse, ancestor or descendant of the same) has more than a five percent (5%) legal or beneficial interest.

    7.15 Inventory. The Inventory of Seller included in the Assets (whether raw materials, purchased components, manufactured parts, work-in-process, finished goods or other) does not contain any damaged, defective, slow-moving (defined as more than a two years' supply of items used in new Dahlstrom machine products and as more than a five years' supply of items sold as repair parts, under normal conditions of sale) or obsolete items which are not currently usable or saleable in the ordinary course of the Dahlstrom Business.

           (a) Raw materials and purchased components shall be valued individually at the lower of acquisition costs or market value in accordance with GAAP consistently applied. Acquisition costs shall be determined on an item-by-item, FIFO basis. Work-in-process consisting of manufactured parts, sub-assemblies and equipment in the process of being assembled and finished goods shall be valued at the sum of the value of the raw material and purchased components, the direct labor and the factory burden applicable to said items as further set forth herein: (i) raw materials and purchased components shall be valued at the lower of acquisition costs or market value in accordance with GAAP consistently applied, (ii) direct labor shall be valued at $13.93 per hour of direct labor determined by Seller's labor collection system, and (iii) factory burden shall be valued at $19.04 per hour of direct labor adjusted to eliminate any costs inconsistent with GAAP in the calculation of burden.

            (b) The value at which the Inventory is shown on the Seller Financial Statements has been determined in accordance with the standard valuation policy of Seller, consistently applied and in accordance with GAAP.

           (c) All items of Inventory on hand at the Schiller Park, Illinois facility of Seller that are included in the physical counts at the Closing Date, but not yet set forth or reflected in Seller's accounts payable reported in the Seller Financial Statements, shall be disclosed to Purchaser on Schedule 7.15 attached hereto.

    7.16 Taxes. With respect to the Dahlstrom Business and the Assets being conveyed under this Agreement, Seller has filed all federal, state, county and local tax returns, including information returns, which it is required by law to file and has paid all income, payroll, withholding, gross receipts, excise, business and occupation, sales, use or other taxes, assessments and other governmental charges due in respect of such returns, except to the extent that any such taxes are being contested in good faith and as to which adequate reserves have been set aside and Seller has accrued all taxes not yet due. Since December 31, 1995, Seller has not incurred any taxes other than taxes incurred in the ordinary course of business, and all such taxes are fully reserved against on the books of Seller. Seller is not delinquent in the payment of any amount of taxes, and there are no Liens for any taxes upon the Assets of Seller, except Liens for current taxes not yet due that are fully reserved for on the Seller Financial Statements and will be paid at the Closing Date. All taxes that Seller was or is required by law to withhold or collect, have been and are being withheld or collected by it and have been or are being held by it for such payment. All tax returns required to be filed by or on behalf of Seller have been prepared and filed in accordance with all applicable laws or requirements and accurately reflect the taxable income (or other measure of tax) of the party filing the tax returns. All such tax returns, estimates, reports and declarations are complete and accurate and disclose all taxes required to be paid for the periods covered thereby. True and complete copies of federal and state income or franchise tax returns of Seller for the fiscal year ended December 31, 1995 have been delivered to Purchaser. No audit, action, suit, investigation, claim, assessment or examination with respect to taxes is now pending or currently in progress with respect to Seller and, to the best of Seller's knowledge, there is no basis therefor. Seller has not received from the Internal Revenue Service or from any other tax authority of any state, foreign, county, local, or other jurisdiction a notice of underpayment of taxes, a proposed assessment of taxes, a proposed adjustment to any tax return filed or other deficiency that has not been paid.

    7.17 No Misrepresentation or Material Non-disclosures. Neither this Agreement nor the Related Agreements, nor any other document, certificate or statement furnished to Purchaser in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Seller which materially adversely affects or in the future may (so far as can now be foreseen) materially adversely affect the Dahlstrom Business or the Assets which has not been set forth in this Agreement.

    7.18 No Defective Products. The products of the Dahlstrom Business previously manufactured and sold by Seller have, where necessary, been qualified under and comply in all respects with the specifications and requirements of applicable rating and compliance agencies and safety standards and contain, to the best of Seller's knowledge, no defects that will result in damage or injury to person or property or in epidemic failure of the products.

    7.19 Employment Activity. To the best of Seller's knowledge, Seller is in compliance with all applicable laws respecting employment, employment practices, employment benefits, non-discrimination in employment and employment practices, and conditions of employment and payment of wages, and is not engaged in any unfair labor practice. There is no employment discrimination or unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other federal, state or local governmental agency arising out of Seller's activities, and Seller has no knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or threatened against Seller nor is any grievance currently being asserted; and Seller has not experienced a work stoppage or other material labor difficulties.

    7.20    Employee Benefit Plans

            (a) Set forth in Schedule 7.20(A) is a true and complete list of each "employee pension benefit plan" (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder ("ERISA")) maintained by Seller or an ERISA Affiliate (as defined in Section 7.20(e) below), or with respect to which Seller or an ERISA Affiliate is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of Seller or an ERISA Affiliate due to such employment (the "Pension Plans"). Set forth in
Schedule 7.20(A) is a true and complete list of each "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) maintained by Seller, or with respect to which Seller is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of Seller due to such employment (the "Welfare Plans") (the Pension Plans and Welfare Plans together being the "ERISA Benefit Plans"). Neither Seller nor any ERISA Affiliate (i) maintains or has maintained, or (ii) is or was required to make any payment with respect to, any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) ever subject to Section 302 of ERISA. No ERISA Benefit Plan or prior Pension Plan is or was a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

            (b) Other than those plans and programs listed in Schedule  7.20(A),
Schedule 7.20(B) is a true and complete list of each of the following to which Seller is a party or with respect to which it is or will be required to make any payments (the "Non-ERISA Commitments"):

              (i) each retirement, savings, profit sharing, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral; and

              (ii) each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, whether written or oral, with or for the benefit of any present or prior officer, director, employee or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement and any agreement or arrangement associated with a change in ownership of Seller). Seller has delivered to Purchaser correct and complete copies of (i) all written Non-ERISA Commitments and (ii) all insurance and annuity policies and contracts and other documents relevant to any Non-ERISA Commitment. Schedule 7.20(B) also contains a complete and accurate description of all oral Non-ERISA Commitments.

            (c) Seller has delivered to Purchaser with respect to each ERISA Benefit Plan correct and complete copies, where applicable, of (i) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (ii) the current summary plan description, (iii) the Annual Reports (IRS Form 5500 series) and accompanying schedules, as filed, for the most recently completed three plan years for which such reports have been filed, (iv) the financial statements for the most recently completed three plan years for which such statements have been prepared, (v) the most recent determination letter issued by the Internal Revenue Service and the application submitted with respect to such letter and
(vi) all correspondence with the Internal Revenue Service, Department of Labor and Pension Benefit Guaranty Corporation concerning any controversy.

            (d) Each Pension Plan which is intended to qualify under Section 401(a) of the Code is so qualified under the Code as amended to the date hereof and no circumstance exists which might cause such plan to cease being so qualified. With respect to each ERISA Benefit Plan, (i) there is no pending or, to the best knowledge of Seller, threatened claim, (ii) all contributions and premiums due have been made on a timely basis and are deductible by Seller,
(iii) no "prohibited transaction" described in Section 406 of ERISA or Section 4975 of the Code has occurred, and (iv) Seller has no potential liability under ERISA or the Code. Each of the ERISA Benefit Plans (i) has been administered in accordance with its terms and (ii) complies in form, and has been administered in accordance, with the requirements of ERISA and, where applicable, the Code. No liability has been asserted (whether or not such liability is being litigated) against Seller or any affiliate of Seller in connection with any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), including but not limited to, any withdrawal liability (as described in Section 4201 of ERISA) with respect to any multiemployer plan (as defined in Section 3(37) of ERISA). There are no reserves, assets, surplus or prepaid premiums with respect to any Welfare Plan. Seller and each ERISA Affiliate has complied with the health care requirements of Part 6 of Title I of ERISA. Seller has no obligation to provide health or death benefits to its prior employees or any other person other than while an employee of Seller, except as specifically required by Part 6 of Title I of ERISA. The consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, or (ii) accelerate the time of payment, vesting or increase the amount of compensation due to any such individual. Seller has not taken any action or failed to take any action which will subject Seller or has subjected Seller to liability under the Worker Adjustment and Retraining Notification Act of 1988.

            (e) For purposes of the Agreement, "ERISA Affiliate" means (i) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Seller; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within meaning of Section 414(c) of the Code) with Seller; and (iii) any entity which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either Seller, any corporation described in clause (i) or any partnership, trade or business described in clause (ii).

    7.21 No Indebtedness. Seller does not have any outstanding indebtedness to any person or entity, except for such indebtedness as is set forth on Schedule
7.21 attached hereto, and except for indebtedness being expressly assumed by Purchaser under Article 5 of this Agreement, the lenders of any such indebtedness have consented to the transfer of the Assets to Purchaser hereunder free and clear of all Liens. For purposes of the Agreement, "Indebtedness" shall mean all items which in accordance with GAAP would be included in determining total liabilities secured by any Lien on property owned or acquired, whether or not such a liability shall have been assumed, liabilities in respect of all leases, whether capitalized or operating, and guarantees, indemnities, endorsements (other than for collection in the ordinary course of business) and other contingent obligations, whether secured or not in respect to the obligations of other persons or entities.

    7.22  Representations Regarding Transfer of Real Property.

         (a) There are no persons other than Seller in possession or occupancy of the Real Property or any part thereof, nor are there any persons who have possessory rights in respect to the Property or any part thereof.

         (b) Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

         (c) There are no claims, causes of action or other litigation or proceedings by or against Seller pending or, to the best of Seller's knowledge, threatened in writing to Seller in respect to the ownership or operation of the Real Property or any part thereof (including disputes with governmental authorities, utilities, contractors, adjoining land owners) which would adversely affect the Real Property after the Closing.

         (d) To the best of Seller's knowledge, Seller has not received any notice of any fire, health, safety, building, pollution, environmental, zoning or other violations of law in respect to the Real Property, which have not been fully and completely corrected.

         (e) To the best of Seller's knowledge, there is no existing, pending, contemplated, or threatened in writing to Seller, (i) condemnation of any part of the Real Property, or (ii) widening, change of grade or limitation or use of streets abutting the Real Property except for anything which is public information.

         (f) There are not any contracts, agreements, leases, licenses, written or oral, to which Seller is a party or otherwise bound, other than as may be expressly set forth herein, which Purchaser, upon becoming owner of the Real Property, will be required to assume or pay or to which Purchaser may, as a consequence of entering into or closing this Agreement, may become bound except under Schedule 1.1.3 of this Agreement.

         (g) There are no judgments affecting the Real Property that are unpaid or unsatisfied of record; the Real Property is not in the hands of a receiver; no application for any such receivership is pending; no petition in bankruptcy has been filed by or against Seller, and there are no actions, proceedings, or investigations pending or, to the best of Seller's knowledge, threatened in writing to Seller against or affecting Seller or the Real Property, and no basis known to Seller for the same, which, if decided adversely, would affect the Seller's ability to carry out the transaction contemplated by this Agreement.

         (h) Seller has not received written notice of violation of applicable Environmental Laws (as defined below) with respect to the Real Property from any governmental agency having authority which have not been cured or remediated in compliance with applicable Environmental Laws.

         (i) Upon repayment of the secured loans made to Seller by American National Bank, Seller has the right to good and marketable fee simple title to the Real Property subject to no liens, encumbrances, mortgages, assignments, pledges, easements, equities, options, claims and rights of others of any nature whatsoever, except for the following:

            (i) Taxes and assessments not due and payable as at the Closing Date;

            (ii) Zoning regulations and building code requirements, ordinances, and restrictions of record, adopted by the government or municipal authority having proper jurisdiction thereof, and any amendments thereto, now in force and effect, which relate to the Real Property; and

            (iii) The public utility easements, private and public roads and highways, and covenants and restrictions of record.

         (j) No work has been performed on the Real Property which could give rise to a mechanics or construction lien which has not been paid.

         (k) Seller has no knowledge of either having committed or failed to commit any acts which would cause a title exception to be noted by a competent title insurance company and which would render the title of Seller in the Real Property unmarketable.

         (l) Seller has no knowledge of any structural defects in any of the improvements situated on the Real Property, nor any defects in the plumbing and electrical systems, or the heating and air conditioning systems which might reasonably be expected to impair the sales value or the Purchaser's intended use of the Real Property as an office and manufacturing facility.

         (m) there are no fence disputes, boundary disputes, water disputes or drainage disputes affecting the Real Property, and the Real Property is not located in a hazardous flood zone or, to the best of Seller's knowledge, in a "wetland" or "transition area" as defined in the Environmental Laws.

    7.23  Environmental  Matters.  Seller has all permits,  licenses,  and other authorizations which are required as of the date of this Agreement and which will be required as of the Closing Date for the operation of the Dahlstrom Business under federal, state, local and foreign laws relating to pollution and protection of the environment, including, without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., as amended ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., as
amended ("CERCLA"), the Clean Air Act, 42 U.S.C. 7401, et seq., as amended ("CAA"), the Clean Water Act, 33 U.S.C. 1251, et seq. ("CWA"), the Toxic Substance Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), and any other applicable federal, state or local laws, statutes, ordinances and regulations relating to the physical or environmental condition of property and to the maintenance, record-keeping and disposition of any underground tanks and relating to emissions, discharges, releases or threatened releases, of pollutants, contaminants, petroleum oils, chemicals or industrial, hazardous or toxic materials or waste into the environment (including, without limitation, ambient water, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum oils, chemicals or industrial, hazardous toxic materials or waste or any regulation, order, decree or judgment issued, entered, promulgated or approved thereunder (the "Environmental Laws"). With respect to the conduct of its business, its operations, its properties, and its use of owned and leased properties, Seller is in compliance in all material respects with all terms and conditions of the required permits, licenses and authorizations necessary under the Environmental Laws, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws as in effect on the date hereof. There is no pending civil or criminal litigation, notice of violation or administrative proceeding arising out of the business or activities of Seller or any affiliates, including without limitation any pending litigation, notice or proceeding relating in any way to the Environmental Laws (including notices, demands, letters or claims under RCRA, CERCLA, CAA, CWA, TSCA and similar foreign, state and local laws). There is no threatened civil or criminal litigation, notice of violation or administrative action arising out of the business activities of Seller, including without limitation, any threatened litigation, notice or proceeding relating in any way to the Environmental Laws. Seller is not aware of any past or present events, conditions, circumstances, practices, incidents or actions which may give rise to any legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving Seller arising out of any violation or alleged violation of the Environmental Laws or any circumstances which could reasonably be expected to interfere with or prevent continued compliance with the Environmental Laws in effect on the date hereof or the Closing Date. To the best of Seller's knowledge, no hazardous substances, pollutants, petroleum oils or fraction, contaminants or hazardous waste including, but not limited to, asbestos, "PCB's" and urea formaldehyde are contained in or have been, from any source whatsoever, generated, released, spilled, stored or deposited over, beneath or on the Schiller Park, Illinois facility of Seller, or on adjoining properties, by Seller, or, to the best of Seller's knowledge, any other person.

    7.24 Approvals and Consents. No consent, authorization or approval of, or waiver or exemption by, or filing with any other person or entity is required in connection with the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

    7.25 Insurance. Attached hereto as Schedule 7.25 is a complete and correct list of all policies of insurance of which Seller is the owner, insured or beneficiary, or covering the Dahlstrom Business or any of the Assets for any policy period after January 1, 1993. Such Schedule indicates for each policy the carrier, policy number or numbers, names of all insured parties thereunder (including the named insured and additional insured parties, if any), risks insured, the amounts of coverage, deductibles and retentions, if any and any pending claims thereunder. All premiums under such policies for periods through the date hereof have been paid and through the Closing Date will be paid. No notice of cancellation or non-renewal with respect to or disallowance of any claim under, or increase of the premium for any such insurance policy has been received by Seller.

    7.26 Other Intangibles. The vendor and customer lists of Seller related to the Dahlstrom Business attached hereto as Schedule 7.26 are true and complete as of the Closing Date; and the engineering drawings, bills of material, manufacturing data and other intangibles conveyed to Purchaser as described in
Section 1.1.7 of this Agreement are all of such items used in the Dahlstrom Business that are in the possession of Seller. There exists no actual or, to the knowledge of Seller, threatened termination, cancellation or material limitation of, or material modification in, the business relationship of Seller with any customer or supplier.

    7.27 Warranties. Set forth on Schedule 7.27 attached hereto are the express warranty terms and disclaimers for all forms of warranties given (or extended warranties sold) by Seller during the ten-year period prior to the Closing Date with respect to the Dahlstrom Business for product sold or services related thereto provided by Seller. Seller, in operating the Dahlstrom Business, has not sold any parts or equipment or performed any services related thereto which fail to comply with any express or implied warranties or guarantees of Seller applicable to such parts or equipment or services related thereto.

8.  Representations and Warranties of Purchaser

    Purchaser represents and warrants to Seller as of the Closing Date as follows:

    8.1 Corporate Existence. Purchaser is a corporation organized and existing in good standing under the laws of the State of Delaware. Purchaser has full power and authority to own its assets and to carry on its business as and where such business is now conducted.

    8.2 Due Authorization and Enforceability. Purchaser has full power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which it is a party, by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other action or proceeding on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or Related Agreements to which it is a party or the consummation by Purchaser of the transactions contemplated hereby or thereby. This Agreement and the Related Agreements to which Purchaser is a party have been duly executed and delivered by Purchaser and this Agreement and the Related Agreements to which Purchaser is a party are legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

    8.3 No Conflicts. Neither the execution and delivery of this Agreement or the Related Agreements to which Purchaser is a party, nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or violate any provision of the Articles of Incorporation, Bylaws or other Charter documents of Purchaser, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Purchaser or by which any of its properties or assets are bound or affected or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights or termination or cancellation of, or result in the creation of any lien, charge or encumbrance on any of their assets or properties pursuant to any of the terms, conditions, or provisions of, any note, bond, mortgage, indenture, permit, license, franchise agreement, lease, contract, or other instrument or obligation to which Purchaser is a party or by which any of Purchaser's properties or assets are bound or affected; except, in the case of
(ii) and (iii) above, for such conflicts, violations, breaches, defaults, terminations, cancellations and accelerations which in the aggregate will not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement and the Related Agreements to which it is a party.

9. Survival of Representations and Warranties. The representations and warranties made in this Agreement or pursuant hereto shall survive the execution and delivery of this Agreement and the conclusion and closing of the transactions contemplated hereby.

10. Covenants

    10.1 Retention of Records. Purchaser hereby covenants that for a period of five (5) years following the Closing Date, Purchaser will retain, at Purchaser's sole expense, the Books and Records of Seller relating to the operation of the Dahlstrom Business prior to the Closing Date. During such period, Purchaser will afford to Seller, its counsel and accountants, during normal business hours, reasonable access to such books, records and other data, to the extent that such access may reasonably be required to facilitate the preparation by Seller of such tax returns as they may be required to file with respect to Seller and the investigation, litigation and final disposition of any claims which may be made against Seller. Following the expiration of such five (5) year period, Purchaser may dispose of any such books, records and other data; provided, however, that before disposing of any such materials it will first notify Seller and permit Seller at its sole expense, to remove such materials.

    10.2 Further Actions. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its best efforts or take or cause to be taken all action and to do or cause to be done all things necessary, proper and advisable to consummate the transactions contemplated by this Agreement, the Related Agreements and other documents necessary to close this transaction, and shall use its best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings. In addition, Seller covenants and agrees that it will take all actions and execute and deliver all documents, instruments, and agreements necessary to assist Purchaser in the removal of all Liens, assuming Purchaser has satisfied its obligations pursuant to its assumption of Seller's liabilities as set forth in Article 5 of this Agreement.

    10.3 Press Releases. Purchaser and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. It is contemplated that the parties will issue press releases to announce the execution of this Agreement and the expected Closing. Notwithstanding the foregoing, Seller shall, simultaneously with the Closing, notify its employees and creditors of the sale of assets contemplated by this Agreement, specifically noting that Purchaser is not assuming liabilities beyond those described in this Agreement.

    10.4 Receipt of Funds. After the Closing Date, each of Purchaser and Seller shall segregate any monies or other amounts paid to either of them in respect of receivables or assets that belong to the other party, and each party shall promptly pay over and remit to the other party any such monies and amounts weekly after receipt thereof. Each of Purchaser and Seller shall take all reasonable actions, including the giving of timely notices to assure that the covenants set forth in this Section 10.4 are faithfully and timely fulfilled.

    10.5 Employees

         10.5.1 Potential Employees. Effective as of the Closing Date, Purchaser or an affiliate of Purchaser may offer employment to any of Seller's personnel now working full-time at the Schiller Park, Illinois facility of Seller (a "Potential Employee"). Any Potential Employee who accepts an offer of employment and who commences employment with Purchaser upon the terms of such offer on or after the Closing Date is an "Accepting Employee". Seller shall be responsible and liable for any required notification and payments under the Worker Adjustment and Retraining Notification Act of 1988.

         10.5.2 Benefits. Purchaser will not assume or have any liability, responsibility or obligation under any of the Pension Plans, Welfare Plans or Non-ERISA Commitments of Seller. Seller will be responsible and liable for and discharge at or prior to Closing all obligations to, for or on behalf of all Potential Employees under any Pension Plans, Welfare Plans and Non-ERISA Commitments, including, without limitation, if applicable, the cost of accrued and unpaid wages, unpaid bonuses, stock options, severance pay, accrued personal days, unpaid holidays, and sick leave, the cost of retirement benefits and pensions, the cost of payroll taxes, including FICA, Federal Unemployment Insurance, State Unemployment Insurance and Federal and State withholding, and the cost of health insurance, dental insurance, disability insurance, life insurance and the like for events prior to and including the Closing Date. Seller also will be responsible and liable for the costs of administration and compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for any qualifying event or as required under applicable state law or similar group health contribution coverage benefits under federal and state law (collectively such costs and those set forth in the sentence prior hereto shall be defined as "Separation Benefits").

         10.5.3 Eligibility of Accepting Employees. For purposes of eligibility for employment plans, programs and for vacation during employment with Purchaser, Purchaser's policies or those of its affiliates as set forth from time to time hereafter shall be applied in accordance with their terms and conditions to all Accepting Employees. The service of Accepting Employees with Seller prior to the Closing Date shall be recognized for purposes of eligibility for participation in Purchaser's 401(k) plan, vacation accrued in accordance with and subject to the terms and conditions of Purchaser's or its affiliates' applicable vacation policies as stated from time to time and other applicable employment benefits plans and programs.

         10.5.4 Claims of Accepting Employees. Seller hereby agrees to indemnify and hold harmless Purchaser, its agents, officers or directors, employees, and affiliates against any liabilities, costs or expenses (including reasonable attorneys' fees) resulting from claims made by any Potential Employees, any prior employees of Seller and/or any applicants for employment with Seller for Separation Benefits. Subject to the accuracy of the representations of Seller contained herein, Purchaser hereby agrees to indemnify Seller, its agents, officers, directors, employees and subsidiaries against any liabilities, costs or expenses including reasonable attorney's fees) resulting from claims made by any Accepting Employees relating to acts and omissions of Purchaser with respect to the employment of such Accepting Employees by Purchaser after the Closing Date.

    10.6 Discharge of Liabilities. Seller will pay and discharge in due course after the Closing Date, and hold Purchaser harmless from, all liabilities, obligations and taxes of Seller relating to and arising from the ownership and operation of the Assets and the Dahlstrom Business prior to and including the Closing Date, (whether unrecorded accounts payable, accrued liabilities, customer deposits or other obligations), that are not expressly assumed by Purchaser pursuant to the terms of Article 5 of this Agreement, it being understood that Purchaser is assuming no liabilities or obligations of Seller other than those expressly set forth in Article 5 of this Agreement. If Seller fails to pay and discharge any such liabilities and, in the case of bona fide disputes regarding such liabilities, fails to disclose to Purchaser the existence of and all facts relating to such bona fide disputes, Purchaser may, without having any duty, pay or discharge such liabilities of Seller and apply for reimbursement from the Escrow Agent, offset such amounts paid from any obligation of Seller to Purchaser or use the indemnification provisions of
Article 16 of this Agreement.

    10.7 Products Liability Claims. Seller hereby covenants to defend and undertake any and all obligations and liabilities under any claims for products liability, failure to warn, breach of warranty, sales misrepresentation or other related claims arising from loss and injury to person and/or property occurring prior to and including the Closing Date due to the alleged acts and omissions of Seller. Seller will maintain in force policies of insurance in sufficient limits to meet the above obligation. The Long-term Esrow Amount shall be available to meet the obligations of Seller hereunder.

    10.8 Name Change. Immediately after the Closing Date, Seller shall change its name sufficiently so as not to use "Dahlstrom" or any variant thereof.

    10.9 IRPTA Disclosure Document. Purchaser and Seller acknowledge that the purpose of the Illinois Responsible Property Transfer Act ("IRPTA") is to ensure that the parties to the transaction contemplated hereby are made aware of the existing environmental liabilities associated with the ownership of the Property, as well as the past use and environmental status of the Property. Purchaser and Seller hereby waive the thirty (30) day IRPTA Disclosure Document delivery period and agree that the Disclosure Document required by IRPTA (the "IRPTA Document") will be prepared by Seller and will be provided to Purchaser by Seller on or before the Closing Date.

    10.10 Real Property Apportionment. The general real estate taxes and assessments, water and sewer charges, utility bills, prepaid charges, payments and accrued expenses relating to the Real Property, and any leases, licenses, occupancy certificates, and any and all other items relating thereto not specifically mentioned which are customarily apportioned in real estate transactions of this kind (the "Proratable Items") shall be apportioned as of the Closing Date. The net amount of any such apportionment shall be added to or deducted from, as the case may be, the amount due Seller on the Closing Date with respect to the Real Property. If on the Closing Date, real property taxes for the then current fiscal period are not known, the apportionment of such real property taxes shall be made on the basis of 100% of the real property taxes for the immediately preceding fiscal tax period for which such taxes are known. Seller and Purchaser hereby agree to adjust the apportionment of such real property taxes when the actual bills therefor are issued. If the real property taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement. Notwithstanding anything to the contrary contained herein, Seller and Purchaser acknowledge that Seller shall be responsible for the Proratable Items relating to periods on or before the Closing Date regardless of when such Proratable Items shall become due and payable, and Purchaser shall be responsible for all such Proratable Items relating to periods after the Closing Date.

    10.11 Material Changes in Operations. Seller shall refrain, except as otherwise allowed in this Agreement or approved in advance by Purchaser, from
(i) making any purchases, sales or transfers of any Assets other than in the ordinary course of business; (ii) entering into any contracts or commitments other than in the ordinary course of business; (iii) mortgaging, pledging, subjecting to lien or otherwise encumbering any Asset; (iv) granting a pay raise, price increase or decrease or making any change in the compensation or benefits payable to employees, agents or sales representatives of Seller or making any bonus payment or arrangement , or (v) violating any federal, state or local laws with respect to the operation of the Dahlstrom Business or the use of the Assets. Seller shall use its best efforts to pay all liabilities and taxes in a timely manner, to preserve the Dahlstrom Business intact, to keep the services of the present officers and key employees and to preserve the goodwill of all suppliers, customers, sales representatives and others having material business relations with Seller. Except with Purchaser's prior written consent, which will not be unreasonably withheld, Seller shall not allow the coverage of any of the liability or property insurance of the Dahlstrom Business to be diminished in any material respect. Seller will exercise all due diligence in safeguarding and maintaining secure all of the Books and Records of Seller. Seller shall not on behalf of itself or its shareholders enter into, engage in or initiate any negotiations or discussions regarding (i) a merger, consolidation, reorganization, restructuring or similar transaction of or regarding Seller or (ii) the sale, directly or indirectly, of any of Seller's capital stock or rights related thereto or the Assets. Seller shall refrain from declaring, setting aside, paying or making any dividend or other distribution or payment whether in cash, stock or property with respect to any capital stock of Seller or other rights in respect of or related thereto.

    10.12 Access to Information. Seller shall furnish to Purchaser and its representatives full access at all reasonable times to the employees, Assets, agents, affiliates and Books and Records of Seller and shall promptly furnish all information with respect to the Dahlstrom Business as Purchaser reasonably requests from time to time.

    10.13 Real Property and Asset Matters

         10.13.1 Environmental Covenants. Seller agrees to allow Purchaser and its representatives and agents upon prior notice to conduct a Phase I Environmental Audit (the "Audit") of all aspects of the operation of the Dahlstrom Business and the condition of the Real Property, including, without limitation, historical and present operations, waste disposal practices at the Real Property, permit status and compliance, prospective viability of continued operation of the Dahlstrom Business in compliance with the Environmental Laws, and groundwater, air emission and soil evaluation. Seller will cooperate in all aspects of the Audit and allow complete access by Purchaser and its representatives and agents to the Real Property and all information requested. Seller shall allow Purchaser and its representatives and agents to take such samples of soil, wastewater effluent, subsurface water, air emissions and solids as Purchaser deems necessary to complete the Audit. Purchaser agrees to leave the Real Property in the same condition as prior to the Audit and not to materially disturb the operations of Seller in the conduct of the Audit.

         10.13.2 Maintenance of Real Property. Seller shall maintain the Real Property in the same manner that Seller has been maintaining the Real Property. Seller shall use its best efforts to maintain all permits and consents necessary to the operation of the Dahlstrom Business and to maintain the Real Property. If the Real Property is in a municipality that has ordinances requiring a Certificate of Occupancy or other inspection certificate before the Real Property may be used by Purchaser, Seller shall make any and all required repairs and alterations, at its expense, to maintain or obtain a current certificate by the Closing Date.

         10.13.3 Destruction of Assets. In the event of damage or destruction of any of the Assets prior to the Closing Date, then, at Purchaser's election, the damaged or destroyed Assets shall be excluded from this Agreement with a corresponding reduction in Purchase Price, or Purchaser shall be entitled to receive the insurance proceeds payable in respect of such Assets in lieu of or together with such Assets, in which event the Purchase Price shall remain the same. In the event the Assets are damaged or destroyed by reason of fire or other casualty to such an extent that the operations of the Dahlstrom Business are substantially impaired, then Purchaser may, by written notice to Seller, terminate this Agreement. The Closing may be delayed to determine whether the Assets have been substantially impaired. Seller shall notify Purchaser immediately in the event of any damage or destruction to the Assets.

11.  Closing

    11.1 Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall be held on the 30th day of August, 1996 or such other date as mutually agreed by the parties, at the offices of Barasa & Larkin, 105 West Madison, 22nd Floor, Chicago, Illinois at 10 a.m., local time, or at such other time and place as the parties may agree.

    11.2 Closing Events.  At the Closing upon the Closing  Date:

            11.2.1 Purchaser, Seller and Escrow Agent shall execute the Short-term Escrow Agreement and the Long-term Escrow Agreement.

            11.2.2 Seller shall execute and deliver to Purchaser the Bill of Sale and any other documents of transfer regarding personal property.

            11.2.3 Seller shall provide to Purchaser any and all required written consents to Purchaser's assumption of the Material Agreements.

            11.2.4 Purchaser shall execute and deliver to Seller the Certificate of Assumption, in the form attached hereto as Exhibit 11.2.4 for those liabilities of Seller assumed by Purchaser pursuant to Article 5 of this Agreement.

            11.2.5 Purchaser shall have received a written legal opinion from counsel to Seller and Seller shall have received a written legal opinion from counsel to Purchaser substantially in the respective forms attached hereto as
Exhibit 11.2.5.

            11.2.6 Purchaser shall have received from Seller a certificate signed by the Chairman and President of Seller that the representations and warranties of Seller are true as of the Closing Date, and that all covenants to be performed by Seller by the Closing Date have been performed.

            11.2.7 The parties shall complete and execute the Memorandum of Allocation.

            11.2.8 Seller shall obtain from its secured and judgment creditors and lenders and deliver to Purchaser such lien releases, terminations and other documents necessary to assure Purchaser to its satisfaction that the Assets are being transferred by Seller to Purchaser under this Agreement free and clear of all liens and encumbrances.

            11.2.9 Mr. Harold A. Williamson shall have executed a Limited-Term Employment Agreement and Messrs. James F. Williamson and Burton Lowther shall have executed Employment Agreements in form and substance acceptable to Purchaser.

            11.2.10 Seller shall deliver to Purchaser a fully executed IRPTA Document.

            11.2.11 Seller shall deliver to Purchaser a release from the Illinois Department of Revenue of claims against Seller under Section 902(d) of the Illinois Income Tax Act and Section 5(j) of the Illinois Retailers Occupation Tax Act.

            11.2.12 Seller shall execute and deliver to Purchaser the Deed and all other documents, certificates, statements, declarations and affidavits necessary or generally delivered for the transfer of real estate like the Real Property, including without limitation, the Title Commitment and Title Policy.

            11.2.13  Purchaser  shall  pay the  Purchase  Price as set  forth in
Section 3.3 of this Agreement.

12.  Conditions to  Purchaser's  Obligation  to  Complete  Closing

    The obligation of Purchaser to purchase and pay for the Assets at Closing shall be subject to the satisfaction, prior to or concurrently with the Closing Date, of each of the following express conditions precedent, unless waived by
Purchaser:

    12.1 Consents and Releases. Seller shall have obtained and delivered to Purchaser (based upon Purchaser's assumption thereof) any and all required consents to the assignment of the Material Agreements, the lien and judgment releases and terminations of security interests described in Section 11.2.8 of this Agreement so that the Assets may be transferred by Seller to Purchaser free and clear of all liens and encumbrances, and a release from Hoganson Venture Group, Inc. regarding its fee.

    12.2 Governmental Approvals. Purchaser and Seller shall have obtained all requisite government approvals, if any, for their participation in the transactions contemplated under this Agreement.

    12.3 Accuracy of Representations. The representations and warranties of Seller shall be true and correct in all material respects at the Closing Date, and Seller shall have complied with all covenants set forth in this Agreement.

    12.4 Closing Documents Delivered. Seller shall have executed and delivered the documents, certificates, instruments and agreements and done the acts required of Seller in connection with the Closing as described in Section 11 of this Agreement.

    12.5 No Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court or competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated hereby.

    12.6 Bankruptcy. Seller shall not be the subject of a petition for reorganization or liquidation under the Federal bankruptcy laws, or under state insolvency laws, nor shall an assignment for the benefit of creditors or any similar protective proceeding or act or event of bankruptcy have occurred.

    12.7 Real Property Fulfillments. Purchaser shall have received prior to the Closing Date a title report indicating that, upon the payment of the secured loans made by American National Bank to Seller, Seller will obtain good and marketable title to the Real Property and any title defects noted in such title report shall have been cured in full by Seller. The survey of the Real Property previously provided by Seller to Purchaser shall have been certified as of the Closing Date to be accurate by the surveyor. Purchaser is reasonably satisfied with the results of the Phase I Environmental Audit. No uninsured casualty shall have occurred with respect to the Real Property. No damage or destruction of the Assets to the extent that the operation of the Dahlstrom Business has been substantially impaired shall have occurred.

    12.8 Non-Fulfillment Date. In the event that one or more of the foregoing conditions in this Article 12 is not fulfilled by the date of September 30 ,1996, Purchaser may, upon notice to Seller on or prior to Closing, elect either
(i) to waive the condition and proceed to Closing; or (ii) terminate this Agreement without any further liability on the part of either of the parties except that the foregoing shall not relieve either of the parties from liability for damages actually incurred as a result of breach of this Agreement.

13.  Conditions to Seller's obligation to Complete the Closing

    The obligation of Seller to sell and convey the Assets at the Closing shall be subject to the satisfaction, prior to or concurrently with the Closing Date, of each of the following express conditions precedent:

    13.1 Government Approvals. Purchaser and Seller have obtained all requisite government approvals, if any, for their participation in transactions contemplated under this Agreement.

    13.2 Accuracy of Representations. The representations and warranties of Purchaser shall be true and correct in all material respects at the Closing Date, and for Purchaser shall have complied with all of its covenants set forth in this Agreement.

    13.3 Closing Documents Delivered. Purchaser shall have executed and delivered the documents, certificates, instruments and agreements and done the acts required of Purchaser in connection with the Closing, as described in
Section 11 of this Agreement.

    13.4 No Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order, shall have been enacted, entered, promulgated or enforced by any court or competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated hereby.

14.     [Intentionally left blank.]

15.  Amendment and Waiver

    15.1 Amendment. This Agreement may be amended only by a writing executed by the authorized representatives of Purchaser and Seller.

    15.2 Waiver. Any party hereto may (a) agree to extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of the party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the authorized representative of such party.

16. Indemnification

    16.1 Purchaser Indemnification. Purchaser hereby agrees to indemnify and hold Seller harmless, from and against any and all loss, liability (whether known or unknown, actual or contingent, legal or equitable, mature or inchoate, as guarantor or principal obligor, howsoever arising), claim, damage and expense, including, but not limited to, reasonable attorneys' fees and amounts reasonably expended in settlement of litigation, pending or threatened, arising out of or relating to: (i) any liabilities or obligations of the Dahlstrom Business which were expressly assumed by Purchaser under this Agreement; (ii) any material misrepresentation or material breach of any of Purchaser's representations and warranties set forth in this Agreement; or (iii) any material breach of any of Purchaser's covenants or obligations under this Agreement.

    16.2 Seller Indemnification. Seller hereby agrees to indemnify and hold Purchaser harmless from and against any and all loss, liability (whether known or unknown, actual or contingent, legal or equitable, mature or inchoate, howsoever arising), damage and expense, including but not limited to reasonable attorneys' fees and amounts reasonably expended in settlement of litigation, pending or threatened, arising out of or relating to: (i) any liabilities and obligations of Seller not expressly assumed by Purchaser under the Agreement;
(ii) any material misrepresentation or material breach of any of Seller's representations and warranties set forth in this Agreement; or (iii) any material breach of any of Seller's covenants or obligations under this Agreement.


    16.3 Procedure of Indemnification

         16.3.1 Neither Purchaser nor Seller are required to take any action or make any claim to any third person as a precondition of seeking indemnification from the other(s) hereunder. The party seeking indemnification (the "Claimant") shall promptly give notice to the indemnifying party or parties of any matter or item which forms a basis for indemnification hereunder (a "Claim"). The Claimant shall afford the indemnifying party or parties, or their authorized representatives, the opportunity to defend, discharge or compromise such Claim and examine the books and records of the Claimant insofar as they relate to such Claim and to copy or make extracts therefrom, and will (at the expense of the indemnifying party) provide full cooperation of itself and its employees and agents with respect to such Claim. At an indemnifying party's request and expense, the Claimant will assign any claims or rights which the Claimant may have against any third party in an action against the third parties, and, at the indemnifying party's expense, the Claimant will cooperate fully with the indemnifying party in pursuing any such claim or right.

         16.3.2 The indemnifying party or parties may, within twenty (20) days after the Claimant has given notice of the Claim, give notice to the Claimant that the indemnifying party or parties intend to litigate or otherwise attempt to resolve the claim identified in the Claimant's notice. Upon such notice from the indemnifying party or parties to the Claimant: (i) the indemnifying party or parties, or any of them, shall have the right, at their sole cost and expense and without liability, cost or expense, to Claimant, to prosecute any such proceeding, defend any such Claim or otherwise attempt to resolve the Claim (including, but not limited to, settling such claim by paying all amounts in settlement), and (ii) Claimant shall have the right to participate at its expense in the defense of any such Claim. The indemnifying party or parties shall keep the Claimant appraised of all material developments in connection with any such Claim.

         16.3.3. So long as any indemnifying party shall continue determination that monies are payable by Claimant to a third person, the indemnifying party or parties will not be obligated to pay to Claimant the monies so claimed.

         16.3.4 Notwithstanding the foregoing Section 16.3.3; if as a result of any Claim, a judgment is entered against Claimant in a court of competent jurisdiction, or a lien attaches to any property or asset of Claimant, or any injunction, order or decree is obtained in any court of competent jurisdiction which materially and adversely affects or threatens to materially affect the assets, property, business or operations of Claimant, Claimant will be entitled to discharge, compromise or settle such Claim in good faith without the consent of the indemnifying party or parties.

         16.3.5 All amounts incurred or paid by the Claimant for which it is entitled to indemnification by the indemnifying party or parties pursuant to the terms and conditions of this Agreement shall be promptly reimbursed to it by the indemnifying party or parties if not reimbursed within thirty (30) days of written request therefor, Claimant shall have the right to offset from any other amounts it owes or may owe to the indemnifying party or parties. It is contemplated by the parties to this Agreement that prompt payment by Seller of the agreed Claims of Purchaser shall be accomplished, insofar as possible, by application and use of the Short-term Escrow Amount and the Long-term Escrow Amount. In the event Claimant collects or retains an amount in excess of the amount of claim or lien, including reasonable costs and expenses including attorneys' fees, Claimant shall return such funds to the indemnifying party. Claimant shall cooperate in accordance with its best business judgment, in attempting to cause third parties who are liable to it or to the indemnifying party, to cause such third parties to reimburse the indemnifying party for payment made by it to Claimant; and Claimant shall subrogate the indemnifying party to Claimant's rights against third parties, with respect to claims paid by the indemnifying party to Claimant.

    16.4 Exclusive Remedy. So long as the indemnifying party is in compliance with this Article 16, the remedies provided in this Article 16 shall be exclusive, except for (a) remedies set forth elsewhere in this Agreement (such as application or use of the Short-term Escrow Amount and Long-term Escrow Amount), and (b) specific performance or injunctive relief which shall be available regardless of the provisions of this Article 16 so long as claims for specific performance or injunctive relief are made within thirty-six (36) months of the Closing Date.

    16.5 Limitation on Indemnities. Notwithstanding anything set forth in this Agreement, the aggregate total amount of indemnifications required of Seller under this Article 16 shall not exceed the amount of the Purchase Price. This limitation on indemnity shall not apply to claims of fraud. The time limitation set forth in Section 16.4 of this Agreement, shall not apply to claims of fraud or actions to enforce Article 6, Sections 7.2, 7.7, 7.16, 8.2 and Article 19 of this Agreement.

    16.6 Guarantee of Purchaser Obligations. Mestek, Inc. shall guarantee the obligations of Purchaser under this Agreement by the execution and delivery of a guarantee substantially in the form attached hereto as Exhibit 16.6
(the "Mestek Guarantee").

17. Notices. Any notices or other communications required or permitted hereunder or otherwise in connection herewith shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile transmission or on receipt after dispatch by express, registered or certified mail, postage prepaid, addressed as follows:

              If to Seller:

              Dahlstrom Industries, Inc.
              c/o Laurence Barasa, Esq.
              Barasa & Larkin
              105 W. Madison, 22nd Floor
              Chicago, Illinois 60602



              If to Purchaser:

              Formtek, Inc.
              260 North Elm Street
              Westfield, Massachusetts 01085
              Attention:  R. Bruce Dewey,
              Senior Vice President


or such other address as the person to whom notice is to be given has furnished in writing to the other parties.

18.  Further Assurance -- After Closing

    18.1 Assurance of Seller. At any time and from time to time after the Closing Date, at Purchaser's request and without further consideration, Seller shall cooperate in good faith and promptly execute and deliver all such further instruments or documents and perform such other and further acts as Purchaser may reasonably request is in order to fully conclude the transactions contemplated hereby.

    18.2 Delivery of Notices. After the Closing Date, each party shall promptly deliver to the other party any notices, correspondence and other documents relating to the Assets being conveyed hereunder and the Dahlstrom Business, which are, from time to time, received by that party.

19.  Confidentiality

     19.1  Proprietary  information.   Purchaser  acknowledges  its  receipt  of
substantial information from Seller concerning the Dahlstrom Business. All such information is hereinafter called the "Proprietary Information".

     19.2 Nondisclosure. Seller acknowledges that it is now in possession of the same Proprietary Information concerning the Dahlstrom as described above in
Section 19.1. Seller agrees to keep all of the Proprietary Information confidential after the Closing Date, except such Proprietary Information that becomes public information without the fault of Seller.

20. Entire Agreement -- Binding Effect. This Agreement (together with the Exhibits and Schedules hereto, the Related Agreements and the other agreements executed at the Closing) sets forth the entire integrated understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements whether written or verbal. This Agreement may not be modified, amended or terminated except in a writing signed by all of the parties hereto.

21. Assignment. No party to this Agreement shall have the right to assign any of its rights and obligations hereunder without the prior written consent of the other parties hereto. To the extent that such consent is given, this Agreement and all provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

22.  Miscellaneous

    22.1 Expenses. Except as otherwise agreed herein, each party hereto shall bear its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

    22.2   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

    22.3 Governing Law. This Agreement is being made in and shall be governed by and construed and enforced in accordance with the laws of the State of Illinois and the United States of America, except for the conflicts laws of those jurisdictions.

    22.4 No Third Party Rights. This Agreement, the Related Agreements and the other agreements entered into at the Closing are solely for the benefit of the parties hereto. No third person shall acquire any rights or claims by reason of or under this Agreement, the Related Agreements or the other agreements entered into at the Closing.

    22.5 Severability. Should any terms, provision or clause hereof, or of any other agreement or document which is required by this Agreement, be held to be invalid, such invalidity shall not affect or render invalid any other provisions or clauses hereof or thereof the consideration or mutuality of which can be given effect without such invalid provision, and all of which shall remain in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable under applicable law.

    22.6 Headings. The headings to the sections of this Agreement are inserted for convenience and reference only and are not intended to define or limit the substance of any section.

    22.7 Singular and Plural. Singular terms in this Agreement may be deemed to include plural, and plural terms to include the singular.

    22.8 Brokerage Fees. Neither Seller nor Purchaser, nor any of their officers, directors or employees, has incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses for which either Seller or Purchaser may be liable, except Seller has engaged Hoganson Venture Group, Inc. and its principal Kenneth B. Hoganson as its agent and broker and hereby is liable and undertakes the responsibility for the payment of all fees and costs thereof, absolving and indemnifying Purchaser of any obligations therefor or related thereto.


     22.9 Exhibits and Schedules. The exhibits and schedules referenced in this Agreement and attached hereto shall be deemed to be a part of this Agreement and are incorporated herein by this reference.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal, with the intent that this be a sealed instrument, on the date first above written.

SELLER:                      DAHLSTROM INDUSTRIES, INC.
CORPORATE SEAL
ATTEST:

By: /s/ Burton Lowther                    By:/S/HAROLD A. WILLIAMSON
                                          Harold A. Williamson, Chairman
                                          and Chief Executive Officer

PURCHASER:                   FORMTEK, INC.
CORPORATE SEAL
ATTEST:

By: /s/ R.B. Dewey                        By:/S/STEPHEN M. SHEA
                                          Stephen M. Shea, Vice
                                          President-Finance